Exhibit 99.2

SendGrid Q2-18 Earnings Supplement July 31, 2018 1

Legal Information This presentation and any discussion relating to it contain “forward-looking” statements that are based on SendGrid management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include, but are not limited to, statements about SendGrid’s outlook for the quarter ending September 30, 2018 and the full year ending December 31, 2018. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks that could cause actual results to differ materially from forecasted results are included in SendGrid’s filings with the SEC. Except as required by law, SendGrid assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements. To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, SendGrid uses certain non-GAAP financial measures to understand and evaluate its core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of SendGrid’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation below of these non-GAAP measures to their most directly comparable GAAP financial measures. SendGrid believes that these non-GAAP financial measures provide useful information about its financial performance, enhance the overall understanding of its past performance and future prospects, and allow for greater transparency with respect to important metrics used by SendGrid management for financial and operational decision-making. 2

Q2 2018 Highlights Revenue of $35.7M, up 32% compared with $27.0M in Q2-17 Gross margin of 75.3%, up 220 basis points compared with Q2-17 GAAP Net Loss of $(0.3)M, or $(0.01) per share, an improvement of $1M compared with a loss of $(1.3)M, or $(0.17) per share, in Q2-17 Non-GAAP Adjusted Net Income (ANI) of $2.8M, or $0.05 per diluted share, up more than fivefold compared with ANI of $0.55M, or $0.01 per diluted share, in Q2-17 Net Cash Flows from Operating Activities of $8.8M, up $3.6M YoY and non-GAAP Free Cash Flow of $3.9M, up fivefold compared with $0.7M of Free Cash Flow in Q2-17 Email volume of 140.2 billion transactions in the quarter, up 29% over Q2-17 Subscription Net Dollar Retention Rate (NDR) of 114%, compared with 118% in Q2-17 3

Second Quarter Revenue Grew 32% YoY 4

Delivered Gross Margin of 75.3% in Q2, up 220 bps 5

Delivered Profitability of $2.8M on an Adjusted Net Income basis in Q2 6 NOTE: See appendix for a reconciliation of adjusted net income to net loss, the most directly comparable financial measure calculated in accordance with GAAP, for each of the periods presented.

Drove Free Cash Flow of $3.9 Million 7 NOTE: See appendix for a reconciliation of free cash flow to net cash from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, for each of the periods presented.

Grew Customer Count 35% YoY in Q2 8

Email Volume Increased 29% in Q2 9

Subscription NDR Rate Was 114% 10 NOTE: Our subscription net dollar retention rate compares the subscription revenue from a set of customers in a period to the same period in the prior year. To calculate the subscription net dollar retention rate for a period, we first identify the cohort of customers in the equivalent prior-year period. Subscription net dollar retention rate for a period is the quotient obtained by dividing the subscription revenue generated from that cohort in a period, by the subscription revenue generated from that same cohort in the corresponding prior-year period.

Q3-18 and FY-2018 Outlook

Metric	Q3-2018	FY-2018	
		Prior (5/1/18)	Update
Revenue ($M)	$35.9-$36.1	$140.3-$142.3	$142.5-$144.0
Midpoint Revenue Growth Rate	27%	26%	28%
Adj. Net Income (ANI) ($M)	$1.25-$1.75	$4.5-$6.5	$7-$9
Stock Compensation ($M)	~$3.0	N/A	N/A
Diluted Shares Outstanding (at period end)	~54 million	N/A	~54 million

* NOTE: Not included in the Q3-18 outlook is approximately $3M of stock compensation expense, and less than $500,000 of restructuring and M&A-related expense. A reconciliation of non-GAAP adjusted net income to the most directly comparable GAAP measure, or net income (loss), for the full year 2018 is not available on a forward-looking basis without unreasonable efforts and uncertainty due to the unpredictability and complexity of the charges excluded from non-GAAP adjusted net income (loss), including, without limitation, stock-based compensation. Stock-based compensation expenses are impacted by future hiring and retention needs, as well as the future fair market value of SendGrid's common stock, all of which are difficult to predict and subject to change. SendGrid expects the above charges, including stock-based compensation, collectively will have a significant, and potentially unpredictable, impact on its GAAP net income (loss) for 2018.

* NOTE: Diluted Shares Outstanding (at period end) is a calculation that includes common shares outstanding, plus an adjustment for in-the-money options, plus all restricted stock units

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APPENDIX

Historic Revenue $ Contributions by Product Revenue Source ($M) Q2-17 Q3-17 Q4-17 Q1-18 Q2-18 Email API $21.4 $22.5 $25.2 $25.9 $28.2 Marketing Campaigns $3.2 $3.9 $5.2 $5.4 $6.3 Predecessor Email Marketing Service $1.4 $0.9 $0.2 $0.0 $0.0 Services & Other $1.0 $1.0 $1.1 $1.3 $1.2 Total Revenue $27.0 $28.3 $31.7 $32.6 $35.7 Total MC + Legacy Tool $4.6 $4.8 $5.4 $5.4 $6.3 13 NOTE: Marketing Campaigns replaced SendGrid’s predecessor email marketing tool, which was discontinued as of December 2017.

Adjusted Net Income (ANI) Reconciliation 14 NOTE: Adjusted net income is defined as GAAP net income (loss), excluding stock-based compensation expense, restructuring expense, costs associated with mergers and acquisitions, warrant interest expense, and non-capitalizable costs associated with our IPO.

Free Cash Flow Reconciliation 15 NOTE: Free cash flow is defined as GAAP net cash flows from operating activities, reduced by the purchase of property and equipment, and principal payments on capital lease obligations.

Non-GAAP Expense Reconciliation: Cost of Revenue and R&D 16

Non-GAAP Expense Reconciliation: Selling & Marketing and G&A 17